UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 7, 2005

Avon Products, Inc.
(Exact name of registrant as specified in its charter)

New York	1-4881	13-0544597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas
New York, New York 10105-0196
(Address of principal executive offices) (Zip Code)

(212) 282-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01. Entry into a Material Definitive Agreement

     On October 7, 2005, Avon International Holdings Company (“Avon Holdings”), a wholly-owned subsidiary of Avon Products, Inc. (the “Company”), entered into a definitive Share Purchase Agreement (the “Share Purchase Agreement”) with Sarastro Ltd. Ldc., a Bahamian company (“Seller”). The Share Purchase Agreement provides that, upon the terms and subject to the conditions set forth in the Share Purchase Agreement, Avon Holdings will, for approximately $154,000,000 in cash, purchase from Seller the shares of two Cayman Islands companies and, as a result, indirectly acquire a Colombian company (“NewCo”) that will have acquired the Avon business in Colombia, including certain of the assets currently used to operate the business (the “Transaction”). Seller is a related party of the two companies currently operating the Avon business in Colombia under a license agreement with the Company (the “Current Licensees”).

     Seller has made customary representations, warranties and covenants in the Share Purchase Agreement, including, among others, covenants to cause the Current Licensees to (i) conduct the Avon business in Colombia in the ordinary course consistent with past practice and (ii) to afford Avon Holdings full and free access to the personnel, properties, contracts, books and records, financial and other data of the Avon business in Colombia during the period between the execution and delivery of the Share Purchase Agreement and consummation of the Transaction.

     Consummation of the Transaction is subject to customary conditions, which, in addition to the execution and delivery of ancillary documents, described below, include (i) the absence of any law or order prohibiting the consummation of the Transaction or which is reasonably likely to have a material adverse affect on the Company, Avon Holdings or the Avon business in Colombia; (ii) the accuracy of the representations and warranties made by Seller; and (iii) the absence of a material adverse change in the Avon business in Colombia or the discovery by Avon Holdings of any facts or circumstances which reflect in a material adverse way on the Avon business in Colombia. The Share Purchase Agreement also contains certain termination rights for Avon Holdings and Seller.

     The execution and delivery of ancillary documents are additional closing conditions under the Share Purchase Agreement, including: (i) an Asset Purchase Agreement between NewCo and the Current Licensees, pursuant to which NewCo will purchase, and the Current Licensees will sell, substantially all of the assets currently used to operate the Avon business in Colombia other than those related to product manufacturing; and (ii) a Guaranty by one of the Current Licensees, pursuant to which it will guarantee the representations, warranties and covenants of Seller under the Share Purchase Agreement.

     Following consummation of the Transaction, Seller, the Current Licensees and certain beneficial owners of the Current Licensees will be bound by a covenant not to compete in the direct-selling of cosmetics, fragrances and toiletries products in Colombia for a period of three years, and a covenant not to compete in the direct-selling of products other than cosmetics,

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fragrances and toiletries products in Colombia for a period of two years. In addition, following consummation of the Transaction, the Current Licensees will perform certain manufacturing and supply services for the Avon business in Colombia.

     The parties to the Share Purchase Agreement anticipate consummating the Transaction during the fourth quarter of 2005. The Company does not anticipate that Avon Holdings’ purchase of the Avon business in Colombia will have a material impact on the Company’s earnings per share for 2005.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVON PRODUCTS, INC.
(Registrant)

By	/s/ Gilbert L. Klemann, II

Gilbert L. Klemann, II
Senior Vice President and General Counsel

Date: October 7, 2005

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